EXHIBIT 99.1

Nanophase Announces Second Quarter 2015 Press Release and Conference Call; Investor Update

The Company's Financial Conference Call is Scheduled for July 30, 2015 at 11am EDT

ROMEOVILLE, Ill., June 3, 2015 (GLOBE NEWSWIRE) -- Nanophase Technologies Corporation (OTCQB:NANX), a technology leader in nanomaterials and advanced nanoengineered products, today announced financial results for the second quarter, ending June 30, 2015, are scheduled for release after close on July 29, 2015. A conference call is scheduled to follow on July 30, 2015 at 10am CDT (11am EDT).

"We discussed lower order volume from our largest customer during the first quarter, so felt it appropriate to provide an update now that we have better visibility," commented Nanophase CEO and President Jess Jankowski. "We believe that an increase in the combined inventory position in the supply chains of our largest customer and its customer base during 2014, along with some changes in downstream demand, caused a significant reduction during the first half of 2015. We believe this business will be off by approximately $1.5 million this year in total, with approximately $1.2 million of this being in the first half of 2015. Fortunately, we withstood the first $0.7 million during the first quarter, replacing most of this decrease with new revenue. As with the first quarter, we expect to see some offsetting revenue in the second quarter, but not enough to absorb the decrease from this customer."

Jankowski continued, "As we discussed previously, personal care has long held an outsized impact on our overall performance. It is a sound and profitable business and one that we are committed to, but the impact of fluctuations here provides support for our goal to develop complementary revenue streams in different channels. We continue to expand our business in other markets. We look forward to discussing all of our business areas next month."

Shareholders and members of the financial community are encouraged to participate in the upcoming conference call, where Mr. Jankowski will discuss the company's current and long-term prospects.

Second Quarter 2015 Conference Call

The Nanophase conference call, to be hosted by Jess Jankowski, the Company's President & CEO, is scheduled for July 30, 2015, at 10:00 a.m. CDT, 11:00 a.m. EDT. The conference call dial-in number for U.S. callers is 877-312-8776 and for international callers is 408-774-4007. The conference ID is 60021962. Please dial in to the conference at least five minutes before the call is scheduled to begin.

The call may also be accessed through the company's website, at www.nanophase.com, by clicking on Investor Relations, Investor News and the link in the conference call announcement release.

Use of Non-GAAP Financial Information

Nanophase believes that the presentation of results excluding certain items, such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

About Nanophase Technologies

Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leader in nanomaterials technologies and provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2008 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media.

Forward-Looking Statements

This press release contains words such as "expects," "shall," "will," "believes," and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company's current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company's results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risks and uncertainties include, without limitation, the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company's dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company's nanocrystalline materials; the Company's manufacturing capacity and product mix flexibility in light of customer demand; the Company's limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company's dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; the impact of any potential new government regulations that could be difficult to respond to or too costly to comply with while remaining financially viable; the ability of the Company to maintain an appropriate electronic trading venue; and other factors described in the Company's Form 10-K filed March 27, 2015. In addition, the Company's forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

CONTACT: Nancy Baldwin
         Investor Relations
         630-771-6708